SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

CONTACTS FOR FIRSTENERGY CORP.:          CONTACTS FOR GPU, INC.:
MEDIA:                                   MEDIA:
Ralph J. DiNicola                        Jeff Dennard
330-384-5939                             973-401-8333

INVESTORS:                               INVESTORS:
Kurt E. Turosky                          Joanne Barbieri
330-384-5500                             973-401-8720


                      FIRSTENERGY CORP. AND GPU, INC.
                              ANNOUNCE MERGER

     Akron, OH, and Morristown, NJ, August 8, 2000 -- FirstEnergy Corp. (NYSE: FE) and GPU, Inc. (NYSE: GPU) today announced that both companies' boards of directors have unanimously approved a definitive merger agreement under which FirstEnergy would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock. FirstEnergy also would assume approximately $7.4 billion of GPU's debt and preferred stock. The combined company would have an equity value of approximately $8.5 billion, based upon the closing stock price on August 4, 2000, of $26.94 per FirstEnergy share.

     The transaction would be accounted for as a purchase, and is expected to be accretive to FirstEnergy's earnings per share and cash flow immediately upon its completion. The companies expect that the transaction can be completed within 12 months. Financing for the transaction is expected to come from a combination of long-term debt and bank credit lines.

     Under the agreement, GPU shareholders would receive the equivalent of $36.50 for each share of GPU common stock they own, payable in cash or in FirstEnergy common stock, so long as FirstEnergy's common stock price is between $24.24 and $29.63. Each GPU shareholder would be able to elect the form of consideration they wish to receive, subject to proration so that the aggregate consideration to all GPU shareholders will be 50 percent cash and 50 percent FirstEnergy common stock. Each GPU share converted into FirstEnergy common stock would receive not less than 1.2318 and not more than 1.5055 shares of FirstEnergy common stock, depending on the average closing price of FirstEnergy stock during the 20-day trading period ending on the sixth trading day prior to the merger closing. For example, based on FirstEnergy's closing price of $26.94 on August 4, 2000, GPU shareholders who choose to receive common stock would receive 1.355 FirstEnergy shares for each GPU share. The stock portion of the consideration is expected to be tax free to GPU shareholders. Each GPU share may also be converted into $36.50 in cash, also subject to proration.

                                   (more)

     The combination of FirstEnergy and GPU would create the nation's sixth largest investor-owned electric system, based on customers served. As of June 30, 2000, the combined revenues of FirstEnergy and GPU for the previous 12 months totaled $12.0 billion and assets of the companies totaled $38.6 billion.

     The combined company's principal electric utility operating companies would include FirstEnergy's Ohio Edison Company and its Pennsylvania Power Company subsidiary, The Cleveland Electric Illuminating Company, and Toledo Edison Company, as well as GPU Energy's electric utility operating companies - Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company, which serve customers in Pennsylvania and New Jersey.

     Together, these companies serve approximately 4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey. In addition, the combination would make FirstEnergy's mechanical contracting and construction business the fourth largest in the nation, with annual revenues of approximately $1 billion and 3,800 employees.


BENEFITS OF THE MERGER

     The merger would provide substantial strategic benefits, including:
o NEAR- AND LONG-TERM FINANCIAL GROWTH - Expected to be accretive to FirstEnergy's earnings per share and cash flow immediately upon completion; enhances earnings growth potential; offers substantial synergies from combining operations; enhances revenue opportunities
o GREATER SCOPE AND SIZE - Gives FirstEnergy the largest customer base in the PJM Power Pool; creates the nation's sixth largest investor-owned electric system based on customers; joining the companies' contiguous transmission and distribution systems doubles FirstEnergy's customer base in the region it has targeted for its growth
o ENHANCED GENERATION EFFICIENCY - Provides a significant market for FirstEnergy's generation capacity; may help contribute to meeting GPU's "provider-of-last-resort" requirements for electricity customers in its Pennsylvania and New Jersey service areas
o BROADENED UNREGULATED OPPORTUNITIES - Increases market and growth opportunities for FirstEnergy's natural gas resources, and both companies' mechanical contracting and construction, telecommunications, and e-procurement resources

     Peter Burg, chairman and chief executive officer of FirstEnergy, said, "Joining our companies will enable us to realize our strategic vision of being the premier retail energy and related services provider in a 13-state region in the northeastern quadrant of the nation while offering substantial economic benefits that should grow both our top- and bottom-lines."

     Mr. Burg said, "By doubling the retail customer base and leveraging both companies' customer relationships, we will be able to maximize the utilization of our existing energy and related resources. Those resources include electricity from our more than 12,000 megawatts

                                   (more)
of generating capacity; natural gas from our exploration and production operations; fiber optics and long-distance phone service from our telecommunications operations; and a wide range of energy-related services from our network of mechanical contracting and construction companies."

     Mr. Burg continued, "This merger will provide outstanding value to both companies' shareholders. We believe it offers immediate earnings and cash-flow accretion, enhanced earnings growth potential, a greater diversity to earnings and a more competitive cost structure. Our combination will provide shareholders and customers with more value and employees with better opportunities than either company could have achieved on a stand-alone basis."

     Fred D. Hafer, chairman, president and chief executive officer of GPU, said, "This is an extraordinary transaction for our shareholders and all of our other constituents. FirstEnergy is the right fit for us in terms of its strategic objectives, our culture and values, our locations and our systems. Our access to FirstEnergy's generation and its expertise in providing cost-effective supply options in competitive markets will be a tremendous advantage in GPU's efforts to accommodate customers who rely on us for their supply of electricity. Our merger will provide other important benefits, including increased ownership in two exciting ventures already underway - America's Fiber Network, which is positioned to reach about 35 percent of the national wholesale communications market, and Pantellos Corporation, which will operate an Internet-based, e-marketplace for the purchase of goods and services between the energy industry and its suppliers."

     Mr. Hafer added, "Through FirstEnergy, we will continue to play an important role in the economic health and well-being of New Jersey and Pennsylvania, both as a significant employer and as a responsible corporate citizen. We will continue the strong traditions of both companies for supporting local communities through charitable contributions and through the extensive volunteerism of employees."


SYNERGIES FROM THE MERGER

     FirstEnergy and GPU expect cost savings from the merger to be approximately 5 percent of combined annual non-generation operations and maintenance expenses. Savings are expected to come from the elimination of duplicative activities, improved operating efficiencies, more efficient use of generation assets and the combination of the companies' work forces. The companies would seek to minimize the effects of work-force reductions through hiring limits, attrition and separation programs. All labor agreements would be honored. The companies also expect to continue ongoing efforts to improve efficiencies and reduce costs, as well as GPU's previously announced divestiture program for certain of its international assets.

                                   (more)

     In addition, the companies expect to achieve revenue growth from the combination of their mechanical contracting and construction operations; increased electricity, natural gas and telecommunications sales in unregulated markets; and expansion of other business opportunities in the region.


DIVIDEND AND STOCK REPURCHASE PROGRAMS

     The combined company expects to maintain FirstEnergy's current annual dividend of $1.50 per share of common stock.

     In addition, FirstEnergy plans to continue its program to repurchase common stock. To date, FirstEnergy has repurchased 9.9 million shares of the authorized 15 million shares in a three-year program ending in 2001. GPU has repurchased approximately $300 million worth of common stock in its $350 million repurchase program.


MANAGEMENT, BOARD AND HEADQUARTERS

     Fred D. Hafer, 59, would become chairman of FirstEnergy until his retirement at age 62. Peter Burg, 54, would become vice chairman and remain chief executive officer of FirstEnergy. He would also lead a merger integration team that will soon be formed.

     FirstEnergy's Board of Directors would consist of 10 members from FirstEnergy's current Board and 6 from GPU's Board.

     After the combination, FirstEnergy would remain headquartered in Akron, Ohio, but certain corporate functions may remain in New Jersey. It is anticipated that the electric utility operating companies would retain their names and their principal offices would remain at their current locations.


APPROVALS AND TIMING

     The transaction is conditioned, among other things, upon the approval of each company's shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Federal Communications Commission, and the Securities and Exchange Commission (SEC), as well as any approvals in Ohio, Pennsylvania and New Jersey that may be needed to complete the merger. FirstEnergy expects to register as a holding company with the SEC under the Public Utility Holding Company Act of 1935. The companies expect that the merger can be completed within 12 months.

                                   (more)

     Morgan Stanley Dean Witter is serving as financial advisor to FirstEnergy, and Salomon Smith Barney is serving as financial advisor to GPU. Winthrop, Stimson, Putnam & Roberts is serving as legal advisor to FirstEnergy; and Fried, Frank, Harris, Shriver & Jacobson is serving as legal advisor to GPU.


COMPANY BACKGROUND

     FirstEnergy Corp., a diversified energy services holding company headquartered in Akron, Ohio, was formed in 1997 as the result of the merger of Ohio Edison Company and Centerior Energy Corporation. FirstEnergy companies provide electricity and natural gas services and a wide array of energy-related products and services. FirstEnergy's four electric utility operating companies serve 2.2 million customers in a 13,200-square-mile service area in northern and central Ohio and western Pennsylvania and form the nation's tenth largest investor-owned electric system, based on total assets.

     GPU, Inc., headquartered in Morristown, New Jersey, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU Energy serves 2.1 million customers directly through its electric companies in the United States. GPU also serves 2.7 million international customers in the United Kingdom, Argentina and Australia. GPU's independent power project business units own interests in and/or operate 14 projects in 5 countries including the United States. GPU's other subsidiaries include MYR Group, Inc., GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy
Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the

                                   (more)

SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, New Jersey 07962, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.


www.firstenergycorp.com
www.GPU.com

                        FRED HAFER'S REMARKS TO
                        EMPLOYEES





                        AUGUST 8, 2000

Fred Hafer - Employee Broadcast Remarks

Good morning and thanks for joining us at this early hour. My remarks today will not be a typical "State of the Company" address. At this moment, we are releasing to the news media an announcement of our intent to merge with FirstEnergy Corp., based in Akron, Ohio. GPU's board approved this move yesterday, after making the determination this was in the best interest of GPU, including its shareholders, customers and employees.

I am very confident that this is an extremely positive move for GPU.

FirstEnergy is the nation's 10th largest investor-owned electric system. Its principal electric utility operating companies include Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, and Toledo Edison Company.

The combined company will have estimated revenues of $11.9 billion, 4.3 million customers, and a 37,200-square-mile service area, giving us the necessary size and strength to be successful in the energy industry.

I know you have heard rumors over the last few weeks about our interest in pursuing such opportunities. This is the real thing. The merger with FirstEnergy will ensure that we are part of a substantial company that can stand on its own feet and grow.

 o During this broadcast we'll provide you with as much information as possible about why we merged, how the merger will happen, and what this means for you. But first let me emphasize that this merger is not an indication of our shortcomings as a business, but rather proof of our potential future growth and success. I am proud of the efforts and progress we've made and am convinced we will be a stronger contender in the new deregulated world as a key part of FirstEnergy.

The reality for utilities today is the need to consolidate or lose control of their own destiny. The industry landscape and rules have changed significantly in the last 12 months. There are a few big players and a number of smaller players. With this kind of fragmentation, consolidation is inevitable. Winners will be those who have mass and strength. Given the rapidly changing deregulated world, we could not ignore the compelling business rationale for merging as a secondary partner.

You all know that our plan has been to remain independent and seek acquisitions. We pursued numerous opportunities to acquire other companies, but could not reach agreement with interested targets who met our specifications for a merger partner. We also were approached by companies who wanted to combine with us. No company other than FirstEnergy had the right fit. We felt that such situations would be unpleasant at best, and potentially would have a negative impact on our business long term.

While this may come as a surprise to many of you, this move is very consistent with GPU's business strategy to build our infrastructure, improve our delivery of services, and grow our nonregulated businesses.

FirstEnergy is the right fit for us in terms of our strategic objectives, our culture and values, our locations, and our systems. We both strongly value our people and our communities, and have a strong customer focus. This move is the closest thing to growing organically.

 o We both are committed to growth in nonregulated businesses, including construction and telecommunications. A FirstEnergy subsidiary is the leading mechanical contractor in the Midwest with 11 mechanical construction, contracting and energy management companies. FirstEnergy Telcom builds, operates and controls telecommunications systems, and has ownership in a long-distance phone company.

 o We share borders. By combining our territories, we will create a contiguous service area of more than 37,000 square miles from Northern and Central Ohio, through Pennsylvania, to New Jersey.

 o Most importantly, we strongly value our people and our communities. A key aspect of our negotiations involved what is called "social issues." This means we spent a fair amount of time discussing how we will handle our responsibility to our employees and communities going forward. By comparison, most negotiations focus primarily on the financial and legal aspects of the transaction.

So exactly what is this deal? It is not a simple transaction. You may hear it described by analysts or the media as a merger or an acquisition. In reality, the deal falls between the two. As a merger, this is a combination of companies where GPU has had significant input into the terms of the transaction and a number of people will be involved in creating what the new organization will look like going forward. It may look like an acquisition because FirstEnergy is larger and is paying our shareholders a premium. Perhaps the best way to characterize the deal is that we are operating in a spirit of partnership.

We hope to complete the merger by mid 2001.

During this period of time, a transition process will be implemented to integrate the two organizations. A Transition Management Steering Committee will oversee the transition. I will serve on this committee as Vice Chair, along with Peter Burg, CEO of FirstEnergy, Carole Snyder and two other executives from FirstEnergy. The committee will serve as a conduit for the flow of information between the two companies and their subsidiaries; develop regulatory plans and proposals, corporate organizational and management plans, and workforce combination proposals; and evaluate and recommend the best way to organize and manage the new company. People representing both organizations will serve on transition teams to review practices from each company and recommend the best practices going forward. This process will enable people to begin working together, facilitating integration after the merger is completed.

Following the merger, the stock will be traded under FirstEnergy's name. GPU subsidiaries will operate as subsidiaries of FirstEnergy. The GPU Energy name will be retained, and added to the name will be "a FirstEnergy company." I will serve as Chairman of FirstEnergy until I retire at age 62. Peter Burg will become Vice Chairman and remain as CEO of FirstEnergy. The headquarters of the new entity will be located in Akron, Ohio, with a significant presence in Pennsylvania and a continued executive and operating presence in New Jersey.

Mike Chesser, CEO and president of GPU Energy, will remain in his role. GPUE will continue to be headquartered in Reading. Other business units will continue to operate in their current locations through the merger completion; their locations and operations will be reviewed during the transition process. Corporate functions identified during the transition process as necessary for the future company will be moved to Akron.

The combined company will enable us to build off of GPU's current activities and strengths. GPUE will continue to emphasize its goal to be a world-class regulated delivery business, and will keep moving forward with implementation of its new strategy and planned restructuring. The merger will enhance our ability to grow our current nonregulated businesses, including MYR, Advanced Resources and Telcom. While FirstEnergy does not have an international presence, they are open to growing outside the United States through our international operations.

In a few minutes, I will introduce to Peter Burg, CEO of FirstEnergy, who will give you more detail about FirstEnergy and why they were attracted to GPU.

Clearly one of the main reasons why FirstEnergy was attracted to GPU is our people. Thanks to your focus on customers and dedication to delivering superior service, we have built a successful organization. For this reason, both companies are committed to making a significant number of substantive positions available to GPU employees.

The combined company will need most of the resources available in both companies and is dedicated to retaining valuable talent. There will be many new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately.

However, where there are duplicate roles and services, we will need to make decisions during the transition process about how to select those needed for the future of the business. One of our primary concerns in our negotiations was to ensure the best outcome for our people, whether they stay with or leave the combined company. As a result, GPU will have substantial input in determining the selection process. The criteria for selecting non-bargaining unit employees from both companies will include previous work history, job experience and qualifications. Decisions about jobs and the selection process will be communicated as soon as possible.

Once the merger is completed some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves. For those who are not offered a position in the combined company, or who choose not to relocate, GPU will establish an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.

While we don't have answers to most of your questions about how the merger will impact you, we are committed to providing information as soon as it is known. In the interim, we will let you know the process and/or the timeframe for getting answers to your questions.

At this time, I'd like to introduce Peter Burg, CEO of FirstEnergy. Peter is highly regarded in the utility industry. In the short time that we've been meeting about this transaction, we've learned that there are many similarities between our companies and that we have a great deal to learn from one another. I want to thank Peter for coming to GPU for this broadcast. I think you will like to hear what he has to say about our new company and his thoughts about our potential together.

-----------------------------------------------------------------------------

Given what you've just heard from Peter, the combination of GPU and FirstEnergy is clearly a strong move. However, we must remain focused on delivering superior customer service during the transition period so we can move forward if our merger doesn't receive the necessary regulatory approvals. In any event, the merger process can be very distracting, which can be harmful to our business. So it is imperative over the next several months for all of us to focus on our number one priority of delivering superior customer service.

For those in GPU Energy, and anyone else who is interested, Mike Chesser will continue on this broadcast to provide a few comments on what this means for GPUE's business. After this broadcast we invite you to participate in discussions about the merger with the senior leader in your site or function. At this session, you will receive an information packet providing an overview about this announcement. For those in Corporate, Carole Snyder will hold an open discussion in the cafeteria at 11 a.m. and 4 p.m.

I know you will have many questions about this announcement. Unfortunately, we won't be able to answer all of your questions because we simply don't have a lot of answers at this time. I know this will be frustrating, as it is for us because we believe in openness. Our intent and desire is to provide you with as much information as soon as it is available and possible to communicate. We are committed to keeping you informed as to the progress of this merger and the impact it may have on you to the best of our ability.

Now for your immediate questions.  Who wants to start?

                         Frequently Asked Questions



                               August 8, 2000

                     FREQUENTLY ASKED QUESTIONS (FAQS)

We are committed to keeping you informed as to the progress of this merger and the impact it may have on you. However, communications about the merger will be limited due to the lack of available information at this time. We have established a process for collecting questions and communicating responses. Our intent and desire is to provide as much information as soon as it is available and possible to communicate.


ABOUT THE MERGER

1.   WHY MERGE WITH FIRSTENERGY CORP.?

The industry landscape and rules have changed significantly in the last 12 months. There are a few big players and a number of smaller players. With this kind of fragmentation, consolidation is inevitable.

The merger is consistent with GPU's business strategy to build our infrastructure, improve our delivery of services, and grow our nonregulated businesses. While our plan has been to retain our independence and seek acquisitions, FirstEnergy provides the right fit for GPU in terms of our strategic objectives, our culture and values, and our locations and systems.

The new combination will provide exciting business advantages structurally, geographically and financially. GPU could not ignore the compelling business rationale for merging as a secondary partner. Our goal now is to integrate and maximize the strengths of both organizations, becoming a formidable presence in the industry.


2.   HOW WILL THE NEW COMPANY BE STRUCTURED?

As of now, many of the structural issues have not been decided. The following is known: GPU subsidiaries will operate as subsidiaries of FirstEnergy. The GPU Energy name will be retained, and added to the name will be "a FirstEnergy company." The headquarters of the new entity will be located in Akron, Ohio, with a significant presence in Pennsylvania and a continued executive and operating presence in New Jersey. GPUE will continue to be headquartered in Reading. Other business units will continue to operate in their current locations through the merger completion; their locations and operations will be reviewed during the transition process. Corporate functions identified during the transition process as necessary for the future company will be moved to Akron.


3.   WHO WILL RUN THE NEW COMPANY?

Fred Hafer will serve as Chairman of FirstEnergy until he retires at age
62. Peter Burg will serve as Vice Chairman and CEO of FirstEnergy. Mike Chesser, CEO and president of GPU Energy, will remain in his role.


4.   HOW WILL THE MERGER AFFECT GPUE'S PLANNED RESTRUCTURING?

GPUE will continue to emphasize its goal to be a world-class regulated delivery business, and will keep moving forward with implementation of its new strategy and planned restructuring.


5.   HOW LONG WILL IT TAKE TO COMPLETE THE MERGER?

GPU and FirstEnergy expect to complete the merger by mid 2001. The actual process could take as little as nine months and as long as 18 months, depending on regulatory approval.


6.   HOW WILL THE COMPANIES OPERATE DURING THIS PERIOD?

Until the merger is complete, the two companies will operate independently. During this period of time, a transition process will be implemented to integrate the two organizations. A Transition Management Steering Committee will oversee the transition. Members will include Peter Burg, CEO of FirstEnergy, and Committee Chair, Fred Hafer, Committee Vice Chair, Carole Snyder, and two other executives from FirstEnergy. The committee will serve as a conduit for the flow of information between the two companies and their subsidiaries; develop regulatory plans and proposals, corporate organizational and management plans, and workforce combination proposals; and evaluate and recommend the best way to organize and manage the new company. People representing both organizations will serve on transition teams to review practices from each company and recommend the best practices going forward. This process will enable people to begin working together, facilitating integration after the merger is completed.


ABOUT EMPLOYEES

7.   HOW WILL THE MERGER BENEFIT EMPLOYEES?

A larger customer base creates a larger enterprise with more resources to meet the challenges of a changing electric utility industry. The new organization will need talented employees to provide customers with high-quality electric service and enhance the value of our shareholders' investments. Over the long term, that means better career opportunities and added responsibilities for more employees than would have been possible had our companies remained separate.


8.   WHAT IS THE PROCESS FOR SELECTING WHO WILL STAY?

The combined company will need most of the resources available in both companies and is dedicated to retaining valuable talent. Where there are duplicate roles and services, however, decisions will be made during the transition process about how to select those needed for the future of the business. GPU and FirstEnergy have agreed that the criteria for selecting non-bargaining unit employees from both companies for employment by the new company will include previous work history, job experience and qualifications. There will be many new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately. Decisions about jobs and the selection process will be communicated as soon as they are known.


9.   HOW WILL THE MERGER AFFECT LABOR AGREEMENTS?

Our labor agreements have a successor clause that is binding, and will be honored.


10.  WILL EMPLOYEES HAVE TO RELOCATE?  WHAT SUPPORT WILL THEY GET?

Once the merger is completed some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves. For those who choose not to relocate, GPU will establish an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.


11.  WHAT WILL TERMINATED EMPLOYEES BE OFFERED?

GPU will establish an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.


ABOUT SHAREHOLDERS

12.  HOW WILL THE MERGER BENEFIT SHAREHOLDERS?

Shareholders will benefit from owning a larger company with more resources to meet the challenges of the energy industry.


13.  WILL SHAREHOLDERS VOTE ON THE MERGER?

Yes.  The merger will require approval of GPU's shareholders.


14.  HOW WILL THE MERGER AFFECT DIVIDENDS?

The dividend is expected to stay the same.


15.  HOW WILL THE COMPANIES' STOCK TRADE BEFORE THE TRANSACTION IS COMPLETED?

The companies' stock will trade independently before completion of the transaction. Following the merger, the stock will be traded under FirstEnergy's name. The companies intend to send their shareholders a proxy and a proxy statement detailing the proposed transaction and to hold special meetings of their shareholders to vote on the merger by the end of the year. The process of obtaining regulatory approval of the merger could take between nine and 18 months. We will keep shareholders informed during this process.


16.  DO STOCKHOLDERS HAVE TO DO ANYTHING NOW?

No. When we send the proxy material later in the year, we ask that you read the enclosed information, complete the enclosed proxy form, and mail it as soon as possible. Not returning the proxy card will have the same effect as voting against the merger because unvoted shares cannot be counted.


17.  WILL COMMON STOCK CERTIFICATES HAVE TO BE TURNED IN?

Yes.  We will ask for stock certificates when the merger is completed.


ABOUT CUSTOMERS

18.  HOW WILL THE MERGER AFFECT CUSTOMERS?

Customers will benefit from being served by a larger organization with more resources to provide better service at more competitive prices, as well as a wider array of energy-related products and services, in the years ahead.


ABOUT FINANCES AND LEGAL PROCEDURES

19.  WHAT KIND OF REGULATORY PROCEDURES WILL THIS TRANSACTION REQUIRE?

The merger requires the approval of each company's shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission. State approvals will be needed as required in Ohio, New Jersey and Pennsylvania.

                          FIRSTENERGY AND GPU: FACTS AT A GLANCE
                          --------------------------------------

PERIOD ENDED JUNE 30, 2000                  FIRSTENERGY         GPU                NEW FIRSTENERGY

U.S. Customers                              2.2 million            2.1 million         4.3 million
International Customers                               0            2.7 million         2.7 million
   Total Customers                          2.2 million            4.8 million         7.0 million
U.S. Electric Utility Employees                   9,800                  4,900              14,700
U.S. Non-Electric Utility Employees               3,500                   400*               3,900
International Employees                               0                  4,664               4,664
   Total Employees                               13,300                 10,830              24,130
U.S. Service Area (Square Miles)                 13,200                 24,000              37,200
U.S. Generating Capacity (MW)                    12,071           496 (equity)              12,567
International Generating Capacity                     0         1,557 (equity)               1,557
   Total Capacity                                12,071         2,053 (equity)              14,124
U.S. Peak Load (MW)                              12,713                  9,816              22,529
U.S. Capacity Factor                              66.7%                    N/A
U.S. Transmission Line Miles                      8,752                  6,000              14,752
U.S. Transmission Interconnections                   37                     66                 103
U.S. Distribution Line Miles                     55,932                 62,000             117,932
U.S. Transmission Substations                       122                    102                 224
U.S. Distribution Substations                       628                    942               1,570

FINANCIAL HIGHLIGHTS
12 MONTHS ENDED JUNE 30, 2000

Revenues                                   $6.7 billion           $5.3 billion       $12.0 billion
Net Income                                 $582 million         $431 million**
Earnings Per Share                                $2.58                $3.52**
Current Annual Dividends Per Share                $1.50                  $2.18
Common Shares Outstanding                 228.6 million          122.9 million
Capital Expenditures                       $717 million           $541 million        $1.3 billion
U.S. Kilowatt-hours Sold                   70.8 billion           45.3 billion       116.1 billion

FINANCIAL HIGHLIGHTS
AT JUNE 30, 2000

Total Assets                              $18.1 billion          $20.5 billion       $38.6 billion
Total Common Equity                        $4.6 billion           $3.2 billion
Book Value Per Share                             $20.67                 $26.99
Closing Price (8/4/00)                           $26.94                 $28.06

* Approximate figure excludes contract union employees
**Normalized

                                    GPU

                          QUESTIONS AND RESOURCES








                               August 8, 2000

Questions & Resources

Because many details are not known at this point, a number of questions may not be announced for some time. We are making every effort to get answers to your questions. Every question will be posted on the merger web-site, most likely with one of three responses:

 o      Here is the answer...

 o      We don't know yet, but here is the process...

 o      We don't know, but we are working on the process...

All questions that aren't answered through one of these resources will go to a control coordination point. As soon as answers are available they will be posted on the merger site.

GPU has established resources to help you throughout the merger:

 o "Important merger information" on our intranet is dedicated to providing you with current information, including press releases and frequently asked questions updated on a weekly basis.

 o   Your site or functional leader.

 o A chat room will be open today from 2:00 p.m. until approximately 3:00 p.m.; these will be held periodically.

 o   Further updates in issues of Connect!

 o In the future we plan to have a periodic joint newsletter so employees of both companies receive the same up-to-date information.

 o The HR Help Desk representatives will not have information about the merger at this time. However, once details about employee programs are available, representatives will be able to answer questions.